Exhibit 99.1

FOR IMMEDIATE RELEASE

November 19, 2018

Strategic Storage Trust II, Inc. Reports 2018 Third Quarter Results

LADERA RANCH, CA – November 19, 2018 – Strategic Storage Trust II, Inc. (“SST II”) announced increases in total revenues and net operating income (“NOI”), as well as increases in same-store results, including revenues, NOI and annualized revenue per occupied square foot, as part of its overall operating results for the three and nine months ended September 30, 2018.

“Our results for 2018 kept pace with our expectations, with strong performance from the Southern California and Las Vegas markets,” said H. Michael Schwartz, CEO and chairman of the board of directors of SST II. “Additionally, we are excited for the opportunity to consolidate Strategic Storage Growth Trust, Inc. with SST II in early 2019. The SSGT portfolio will infuse SST II with a key growth driver, along with adding assets in strategic SST II markets for further economies of scale. The combined entities will create a portfolio of over 100 properties with combined value well in excess of $1 billion.”

Third Quarter 2018 Highlights:

•	Increased total revenue by approximately $0.4 million, or 1.9%, when compared to the same period in 2017.
•	Increased same-store revenue and NOI by 1.0% and 1.4%, respectively, compared to the same period in 2017.
•	Increased same-store annualized revenue per occupied square foot by approximately 6.2% to $16.01 from $15.08 when compared to the same period in 2017.
•	Increased modified funds from operations by approximately $0.6 million, or 12.5%, when compared to the same period in 2017.

Nine Months Ended September 30, 2018 Highlights:

•	Increased total revenue by approximately $3.5 million, or 6.2%, when compared to the same period in 2017.
•	Increased same-store revenue and NOI by 4.1% and 5.7%, respectively, compared to the same period in 2017.
•	Increased same-store annualized revenue per occupied square foot by approximately 9.9% to $15.72 from $14.31 when compared to the same period in 2017.
•	Increased modified funds from operations by approximately $1.9 million, or 14.1%, when compared to the same period in 2017.
•	Increased cash flows from operations by approximately $0.7 million, or 4.4%, when compared to the same period in 2017.

Potential Merger

On October 1, 2018, SST II entered into a definitive merger agreement with Strategic Storage Growth Trust, Inc. (“SSGT”), pursuant to which SSGT will merge with and into a wholly-owned subsidiary of SST II. Under the merger agreement, SST II will pay SSGT’s stockholders a purchase price of $12.00 per share in cash, which represents a total purchase price of approximately $340 million, including current outstanding SSGT debt to be assumed or repaid as of September 30, 2018. The merger agreement was negotiated on behalf of SST II by an independent special committee of SST II’s board of directors, which was formed to conduct a review of the merger.

The special committee of SST II’s board of directors, the SST II board of directors, an independent special committee of SSGT’s board of directors, and the SSGT board of directors have each approved the merger agreement.

Assuming all of the conditions in the merger agreement are satisfied and the merger is consummated in accordance with the terms in the merger agreement, SST II will acquire all of the real estate owned by SSGT, currently consisting of 28 operating self storage facilities located in 10 states and in the Greater Toronto Area of Ontario, Canada, and comprising an aggregate approximately 19,000 self storage units and approximately 2.1 million net rentable square feet of storage space. Additionally, SSGT owns one development property in the Greater Toronto Area which will be comprised of approximately 900 self storage units and 85,000 net rentable square feet of storage space once completed. SST II will also obtain the rights to acquire one self storage facilities currently under contract with SSGT.

The merger is expected to close during the first quarter of 2019, subject to customary closing conditions, including the approval of SSGT’s stockholders, who will vote on the transaction at a special meeting on a date to be announced. The transaction is not contingent on receipt of financing by SST II. Under specified circumstances set forth in the merger agreement, SST II will be required to pay SSGT a termination fee of $9.6 million if SST II fails to close the transaction, and SSGT will be required to pay SST II a termination fee of $9.6 million if SSGT terminates the merger agreement in connection with a superior proposal that arises following the go-shop period. In addition, the Merger Agreement provides for customary expense reimbursement under specified circumstances set forth in the Merger Agreement.

Quarterly Distributions

On September 20, 2018, our board of directors declared a distribution rate for the fourth quarter of 2018 of approximately $0.001644 per day per share on the outstanding shares of common stock payable to both Class A and Class T stockholders of record of such shares as shown on our books at the close of business on each day during the period, commencing on October 1, 2018 and continuing on each day thereafter through and including December 31, 2018. In connection with this distribution, after the stockholder servicing fee is paid, approximately $0.0014 per day will be paid per Class T share.  Such distributions payable to each stockholder of record during a month will be paid the following month.

Subsequent Events

Canadian Debt Refinancing

On October 11, 2018, SST II, through 10 special purpose entities owned by our operating partnership, entered into a loan agreement with Citibank, N.A. (“Citibank”), as lender. Under the terms of the loan, SST II has a maximum borrowing capacity of $112 million CAD, of which SST II immediately borrowed $99.3 million CAD. The initial proceeds were primarily used to pay off all of the existing loans encumbering SST II’s properties located in the greater Toronto, Canada metropolitan area, all of which now serve as collateral under the Canadian Citibank loan agreement. SST II also has the right to receive future advances in the aggregate amount of up to $12.7 million CAD, subject to certain conditions as set forth in the loan agreement.

The Canadian Citibank loan agreement is a term loan that has a maturity date of October 9, 2020, which may, in certain circumstances, be extended at SST II’s option for three consecutive terms of one year each. Monthly payments are interest-only, with the full principal amount becoming due and payable on the maturity date. In general, the amounts outstanding bear interest at a rate equal to the sum of the “CDOR” (as defined in the loan agreement) and 2.25%. As of October 11, 2018, the interest rate was approximately 4.1%. In addition, pursuant to the requirements of the Canadian Citibank loan agreement, SST II purchased an interest rate cap with a notional amount of $99.3 million, with an effective date of October 11, 2018, whereby the CDOR is capped at 3.00% through October 15, 2021.

Extension of Amended KeyBank Credit Facility

On October 29, 2018, SST II amended its Amended KeyBank Credit Facility to extend the maturity date from December 22, 2018 to February 20, 2019 in order to facilitate financing for the potential merger with SSGT. Pursuant to this amendment, SST II also reduced the maximum borrowing capacity from $145 million to $110 million. SST II is in the process of negotiating new loans in order to finance the Mergers, which would include the financing of the SSGT properties, the refinancing of certain of SST II’s existing properties and the payoff of certain of SST II’s existing loans including the Amended KeyBank Credit Facility.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2018 (Unaudited)	December 31, 2017
ASSETS
Real estate facilities:
Land	$271,343,323	$272,313,395
Buildings	512,294,410	514,648,107
Site improvements	43,065,688	42,717,975
	826,703,421	829,679,477
Accumulated depreciation	(49,609,050)	(34,686,973)
	777,094,371	794,992,504
Construction in process	109,907	92,519
Real estate facilities, net	777,204,278	795,085,023
Cash and cash equivalents	3,739,371	7,355,422
Restricted cash	5,331,656	4,512,990
Other assets, net	11,889,921	5,563,600
Debt issuance costs, net of accumulated amortization	194,957	836,202
Intangible assets, net of accumulated amortization	1,675,543	4,144,601
Total assets	$800,035,726	$817,497,838
LIABILITIES AND EQUITY
Debt, net	$395,909,178	$396,792,902
Accounts payable and accrued liabilities	13,047,848	7,451,849
Due to affiliates	2,762,261	2,965,904
Distributions payable	2,801,394	2,852,100
Total liabilities	414,520,681	410,062,755
Commitments and contingencies
Redeemable common stock	29,559,784	24,497,059
Equity:
Strategic Storage Trust II, Inc. equity:
Preferred stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Class A common stock, $0.001 par value; 350,000,000 shares authorized; 50,090,692 and 49,386,092 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	50,091	49,386
Class T common stock, $0.001 par value; 350,000,000 shares authorized; 7,484,880 and 7,350,142 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	7,485	7,351
Additional paid-in capital	496,325,862	496,287,890
Distributions	(85,669,907)	(60,561,504)
Accumulated deficit	(61,181,459)	(58,641,776)
Accumulated other comprehensive income	2,243,511	1,369,208
Total Strategic Storage Trust II, Inc. equity	351,775,583	378,510,555
Noncontrolling interests in our Operating Partnership	4,179,678	4,427,469
Total equity	355,955,261	382,938,024
Total liabilities and equity	$800,035,726	$817,497,838

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Self storage rental revenue	$19,796,139	$19,804,298	$58,784,034	$56,356,871
Ancillary operating revenue	516,930	135,214	1,441,008	366,963
Total revenues	20,313,069	19,939,512	60,225,042	56,723,834
Operating expenses:
Property operating expenses	6,416,687	6,456,088	18,637,792	18,358,466
Property operating expenses – affiliates	2,571,670	3,307,619	7,687,183	8,145,469
General and administrative	999,439	762,642	3,632,649	2,642,433
Depreciation	5,097,944	5,145,952	15,245,530	14,865,271
Intangible amortization expense	179,613	3,525,476	2,398,378	11,026,239
Acquisition expenses—affiliates	16,422	—	42,642	212,577
Other property acquisition expenses	554,661	—	808,091	292,022
Total operating expenses	15,836,436	19,197,777	48,452,265	55,542,477
Operating income	4,476,633	741,735	11,772,777	1,181,357
Other income (expense):
Interest expense	(4,587,573)	(4,310,132)	(13,417,041)	(11,979,432)
Interest expense—accretion of fair market value of secured debt	111,383	113,718	336,894	231,388
Interest expense—debt issuance costs	(330,639)	(329,877)	(975,591)	(1,849,114)
Other	(127,082)	(90,608)	(278,694)	(219,334)
Net loss	(457,278)	(3,875,164)	(2,561,655)	(12,635,135)
Net loss attributable to the noncontrolling interests in our Operating Partnership	5,854	34,389	21,972	100,585
Net loss attributable to Strategic Storage Trust II, Inc. common stockholders	$(451,424)	$(3,840,775)	$(2,539,683)	$(12,534,550)
Net loss per Class A share – basic and diluted	$(0.01)	$(0.07)	$(0.04)	$(0.22)
Net loss per Class T share – basic and diluted	$(0.01)	$(0.07)	$(0.04)	$(0.22)
Weighted average Class A shares outstanding – basic and diluted	49,948,074	48,958,361	49,732,757	48,609,924
Weighted average Class T shares outstanding – basic and diluted	7,461,101	7,281,358	7,418,129	7,212,753

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF MODIFIED FUNDS FROM OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Net loss (attributable to common stockholders)	$(451,424)	$(3,840,775)	$(2,539,683)	$(12,534,550)
Add:
Depreciation	5,037,930	5,107,435	15,060,835	14,756,893
Amortization of intangible assets	179,613	3,525,476	2,398,378	11,026,239
Deduct:
Adjustment for noncontrolling interests	(45,335)	(76,667)	(152,447)	(207,947)
FFO (attributable to common stockholders)	4,720,784	4,715,469	14,767,083	13,040,635
Other Adjustments:
Acquisition expenses(1)	571,083	—	850,733	504,599
Accretion of fair market value of secured debt(2)	(111,383)	(113,718)	(336,894)	(231,388)
Foreign currency and interest rate derivative gains, net(3)	—	—	(91,055)	—
Adjustment for noncontrolling interests	(3,988)	1,010	(3,658)	(2,811)
MFFO (attributable to common stockholders)	$5,176,496	$4,602,761	$15,186,209	$13,311,035

SST II’s results of operations for the three and nine months ended September 30, 2018 and 2017 have been impacted by an increase in same-store net operating income and SST II’s acquisitions, offset by increased interest and general and administrative expenses.

(1)

In evaluating investments in real estate, SST II differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-traded REITs that have generally completed their acquisition activity and have other similar operating characteristics. By excluding any expensed acquisition related expenses, SST II believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of SST II’s properties. Acquisition fees and expenses include payments to SST II’s advisor and third parties. Acquisition related expenses that do not meet SST II’s capitalization policy under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by SST II, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.

(2)

This represents the difference between the stated interest rate and the estimated market interest rate on assumed notes as of the date of acquisition. Such amounts have been excluded from MFFO because SST II believes MFFO provides useful supplementary information by focusing on operating fundamentals, rather than events not related to SST II’s normal operations. SST II is responsible for managing interest rate risk and does rely on another party to manage such risk.

(3)

This represents the mark-to-market adjustment for SST II’s derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings. These derivative contracts are intended to manage SST II’s exposure to interest rate and foreign currency risk.

Non-cash Items Included in Net Loss:

Provided below is additional information related to selected non-cash items included in net loss above, which may be helpful in assessing SST II’s operating results:

•

Debt issuance costs of approximately $0.3 million and $0.3 million, respectively, were recognized for the three months ended September 30, 2018 and 2017. Debt issuance costs of approximately $1.0 million and $1.8 million, respectively, were recognized for the nine months ended September 30, 2018 and 2017.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF SAME-STORE OPERATING RESULTS

(Unaudited)

The following table sets forth operating data for SST II’s same-store facilities (those properties included in the consolidated results of operations since July 1, 2017 excluding Oakville I, Centennial, and Granite which were lease-up facilities for the three months ended September 30, 2017) for the three months ended September 30, 2018 and 2017. SST II considers the following data to be meaningful as this allows for the comparison of results without the effects of acquisition or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Revenue (1)	$19,632,702	$19,432,118	1.0%	$680,367	$507,394	N/M	$20,313,069	$19,939,512	1.9%
Property operating expenses (2)	7,284,944	7,260,557	0.3%	345,978	370,649	N/M	7,630,922	7,631,206	0%
Property operating income	$12,347,758	$12,171,561	1.4%	$334,389	$136,745	N/M	$12,682,147	$12,308,306	3.0%
Number of facilities	80	80		3	3		83	83
Rentable square feet (3)	5,800,000	5,800,000		229,600	229,600		6,029,600	6,029,600
Average physical occupancy (4)	89.3%	93.7%		N/M	N/M		89.2%	92.8%
Annualized revenue per occupied square foot (5)	$16.01	$15.08		N/M	N/M		$15.92	$15.00

N/M Not meaningful

(1)	Revenue includes rental revenue, ancillary revenue, and administrative and late fees.
(2)

Property operating expenses excludes corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense, and acquisition expenses, but includes property management fees.

(3)

Of the total rentable square feet, parking represented approximately 540,000 square feet as of September 30, 2018 and 2017. On a same-store basis, for the same periods, parking represented approximately 530,000 square feet.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(5)

Determined by dividing the aggregate realized revenue for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. SST II has excluded the realized revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

SST II’s increase in same-store revenue of approximately $0.2 million was primarily the result of increased annualized revenue per occupied square foot of approximately 6.2%, net of decreased average physical occupancy of approximately 4.4% for the three months ended September 30, 2018 over the three months ended September 30, 2017. Contributing to the increase was approximately $0.4 million of tenant insurance related revenue.

The following table presents a reconciliation of net loss, as presented on our consolidated statements of operations, to property operating income for the periods indicated:

	For the Three Months Ended September 30,
	2018	2017
Net loss	$(457,278)	$(3,875,164)
Adjusted to exclude:
Costs incurred in connection with the property management changes(1)	—	775,709
Asset management fees (2)	1,357,435	1,356,792
General and administrative	999,439	762,642
Depreciation	5,097,944	5,145,952
Intangible amortization expense	179,613	3,525,476
Acquisition expenses—affiliates	16,422	—
Other property acquisition expenses	554,661	—
Interest expense	4,587,573	4,310,132
Interest expense—accretion of fair market value of secured debt	(111,383)	(113,718)
Interest expense—debt issuance costs	330,639	329,877
Other	127,082	90,608
Property operating income	$12,682,147	$12,308,306

(1)

Costs incurred in connection with the property management change are included in property operating expenses-affiliates in the consolidated statements of operations for the three months ended September 30, 2017.

(2)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF SAME-STORE OPERATING RESULTS

(Unaudited)

The following table sets forth operating data for SST II’s same-store facilities (those properties included in the consolidated results of operations since January 1, 2017, excluding Oakville I, which was a lease-up facility during 2017) for the nine months ended September 30, 2018 and 2017. SST II considers the following data to be meaningful as this allows for the comparison of results without the effects of acquisition or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Revenue (1)	$53,746,000	$51,613,157	4.1%	$6,479,042	$5,110,677	N/M	$60,225,042	$56,723,834	6.2%
Property operating expenses (2)	19,452,283	19,182,384	1.4%	2,786,835	2,566,970	N/M	22,239,118	21,749,354	2.3%
Property operating income	$34,293,717	$32,430,773	5.7%	$3,692,207	$2,543,707	N/M	$37,985,924	$34,974,480	8.6%
Number of facilities	76	76		7	7		83	83
Rentable square feet(3)	5,433,400	5,433,400		596,200	596,200		6,029,600	6,029,600
Average physical occupancy (4)	88.8%	93.3%		N/M	N/M		88.7%	91.9%
Annualized revenue per occupied square foot(5)	$15.72	$14.31		N/M	N/M		$15.81	$14.48

N/M Not meaningful

(1)	Revenue includes rental revenue, ancillary revenue, and administrative and late fees.
(2)

Property operating expenses excludes corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense, acquisition expenses, and costs incurred in connection with the property management changes, but includes property management fees.

(3)

Of the total rentable square feet, parking represented approximately 540,000 as of September 30, 2018 and 2017. On a same-store basis, for the same periods, parking represented approximately 530,000 square feet.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(5)

Determined by dividing the aggregate realized revenue for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. SST II has excluded the realized revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

SST II’s increase in same-store revenue of approximately $2.1 million was primarily the result of increased revenue per occupied square foot of approximately 9.9% net of decreased average physical occupancy of approximately 4.5% for the nine months ended September 30, 2018 over the nine months ended September 30, 2017. Contributing to the increase was approximately $1.0 million of tenant insurance related revenue.

SST II’s same-store property operating expenses increased by approximately $0.3 million for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 primarily due to an increase in advertising expenses and property management fees resulting from an increase in total revenue partially offset by a decrease in payroll.

The following table presents a reconciliation of net loss, as presented on our consolidated statements of operations, to property operating income for the periods indicated:

	For the Nine Months Ended September 30,
	2018	2017
Net loss	$(2,561,655)	$(12,635,135)
Adjusted to exclude:
Costs incurred in connection with the property management changes (1)	—	775,709
Asset management fees (2)	4,085,857	3,978,872
General and administrative	3,632,649	2,642,433
Depreciation	15,245,530	14,865,271
Intangible amortization expense	2,398,378	11,026,239
Acquisition expenses—affiliates	42,642	212,577
Other property acquisition expenses	808,091	292,022
Interest expense	13,417,041	11,979,432
Interest expense—accretion of fair market value of secured debt	(336,894)	(231,388)
Interest expense—debt issuance costs	975,591	1,849,114
Other	278,694	219,334
Property operating income	$37,985,924	$34,974,480

(1)

Costs incurred in connection with the property management change are included in property operating expenses-affiliates in the consolidated statements of operations for the nine months ended September 30, 2017.

(2)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.

ADDITIONAL INFORMATION REGARDING NOI, FFO, and MFFO

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that SST II defines as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, costs incurred in connection with the property management change, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. SST II believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SST II believes that NOI (also referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, SST II’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Funds from Operations (“FFO”) and Modified Funds from Operations (“MFFO”)

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which SST II believes to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to SST II’s net income (loss) as determined under GAAP.

SST II defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SST II’s FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Diminution in value may occur if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or other measures necessary to maintain the assets are not undertaken. However, SST II believes that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. In addition, in the determination of FFO, SST II believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying value, or book value, exceeds the total estimated undiscounted future cash flows (including net rental revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Testing for impairment is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that SST II intends to have a relatively limited term of operations; it could be difficult to recover any impairment charges through the eventual sale of the property. To date, SST II has not recognized any impairments.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, SST II believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, assists in providing a more complete understanding of SST II’s performance to investors and to management, and when compared year over year, reflects the impact on SST II’s operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).

However, FFO or modified funds from operations (“MFFO”), discussed below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating SST II’s operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be considered a more relevant measure of operational performance and is, therefore, given more prominence than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting rules under GAAP that were put into effect and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses. Prior to January 1, 2018, when SST II adopted new accounting guidance, such costs were entirely expensed as operating expenses under GAAP. Subsequent to January 1, 2018, certain of such costs continue to be expensed. SST II believes these fees and expenses do not affect SST II’s overall long-term operating performance. Publicly registered, non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. The purchase of properties, and the corresponding expenditures associated with that process, is a key feature of SST II’s business plan in order to generate operational income and cash flow in order to make distributions to investors. While other start-up entities may also experience significant acquisition activity during their initial years, SST II believes that publicly registered, non-traded REITs are unique in that they typically have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. SST II has used the proceeds raised in SST II’s Offering, including SST II’s DRP Offering, to acquire properties, and expects to begin the process of achieving a liquidity event (i.e., listing of their shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of their assets, or another similar transaction) within three to five years after the completion of their Primary Offering, which is generally comparable to other publicly registered, non-traded REITs. Thus, they do not intend to continuously purchase assets and intend to have a limited life. The decision whether to engage in any liquidity event is in the sole discretion of SST II’s board of directors. Due to the above factors and other unique features of publicly registered, non-traded REITs, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-traded REITs and which SST II believes to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-traded REIT having the characteristics described above. MFFO is not equivalent to net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if SST II does not ultimately engage in a liquidity event. SST II believes that, because MFFO excludes any acquisition fees and expenses that affect their operations only in periods in which properties are acquired and that they considers more reflective of investing activities, as well as other non-operating items included in FFO, MFFO can provide, on a going-forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of their operating performance after the period in which they are acquiring their properties and once their portfolio is in place. By providing MFFO, they believe they are presenting useful information that assists investors and analysts to better assess the sustainability of their operating performance after their primary offering has been completed and their properties have been acquired. SST II also believes that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-traded REIT industry. Further, they believe MFFO is useful in comparing the sustainability of their operating performance after their primary offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of SST II’s operating performance after their primary offering has been completed and properties have been acquired, as it excludes any acquisition fees and expenses that have a negative effect on SST II’s operating performance during the periods in which properties are acquired.

SST II defines MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds From Operations (the “Practice Guideline”) issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to straight line rents and amortization of above or below intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; non-recurring impairments of real estate related investments; mark-to-market adjustments included in net income; non-recurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, adjustments relating to contingent purchase price obligations included in net income, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income (loss) in calculating cash flows from operations and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

SST II’s MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, SST II excludes acquisition related expenses, the amortization of fair value adjustments related to debt, mark to market adjustments recorded in net income related to their derivatives, and the adjustments of such items related to noncontrolling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to SST II for the periods presented. Acquisition fees and expenses are paid in cash by SST II, and they have not set aside or put into escrow any specific amount of proceeds from their offering to be used to fund acquisition fees and expenses. SST II does not intend to fund acquisition fees and expenses in the future from operating revenues and cash flows, nor from the sale of properties and subsequent re-deployment of capital and concurrent incurrence of acquisition fees and expenses. Acquisition fees and expenses include payments to SST II’s Advisor and third parties. Certain acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by SST II, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. In the future, if SST II is not able to raise additional proceeds from their DRP offering or other offerings, this could result in them paying acquisition fees or reimbursing acquisition expenses due to their Advisor, or a portion thereof, with net proceeds from borrowed funds, operational earnings or cash flows, net proceeds from the sale of properties, or ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or may incur additional interest expense as a result of borrowed funds.

Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss) in determining cash flows from operations. In addition, SST II views fair value adjustments of derivatives and the amortization of fair value adjustments related to debt as items which are unrealized and may not ultimately be realized or as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.

SST II uses MFFO and the adjustments used to calculate it in order to evaluate their performance against other publicly registered, non-traded REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if SST II does not continue to operate in this manner. SST II believes that their use of MFFO and the adjustments used to calculate it allows them to present their performance in a manner that reflects certain characteristics that are unique to publicly registered, non-traded REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures may be useful to investors. For example, acquisition fees and expenses are intended to be funded from the proceeds of SST II’s offering and other financing sources and not from operations. By excluding any expensed acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to their current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, SST II believes MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of SST II’s performance, as an alternative to cash flows from operations, which is an indication of SST II’s liquidity, or indicative of funds available to fund SST II’s cash needs including their ability to make distributions to stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that SST II uses to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry and SST II would have to adjust their calculation and characterization of FFO or MFFO.

About Strategic Storage Trust II, Inc. (“SST II”):

SST II is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio currently consists of 83 self storage facilities located in 14 states and Ontario, Canada, comprising approximately 51,300 self storage units and approximately 6.0 million net rentable square feet of storage space.

About SmartStop Asset Management, LLC (“SmartStop”):

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.7 billion of real estate assets under management, including 126 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 80,000 units and 9.3 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 650 beds and 500,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: SST II, Strategic Storage Growth Trust, Inc., and Strategic Storage Trust IV, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger and the other transactions contemplated by the merger agreement and all other statements in this press release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Such forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Specifically as it relates to the merger and the other transactions contemplated by the merger agreement, such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions, including anticipated future financial and operating results and synergies, and the expected timing of completion of the proposed transactions. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of SST II’s real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SST II’s public filings with the Securities and Exchange Commission. Specifically as it relates to the merger and the other transactions contemplated by the merger agreement, SST II may not be able to complete the proposed transaction on the terms described in this press release or other acceptable terms or at all because of a number of factors, including without limitation, the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the failure to obtain the SSGT stockholder approval or the failure to satisfy the other closing conditions to the merger; risks related to disruption of management’s attention from SST II’s ongoing business operations due to the transaction; the effect of the announcement of the merger on the ability of the parties to retain and hire key personnel, maintain relationships with their customers and suppliers, and maintain their operating results and business generally; significant transaction costs, including financing costs, and unknown liabilities; failure to realize the expected benefits and synergies of the proposed transaction in the expected timeframes or at all; costs or difficulties related to the integration of the properties; changes in global, political, economic, business, competitive and market conditions; and changes in tax and other laws and regulations.

In addition, the forward-looking statements represent SST II’s views as of the date on which such statements were made. SST II anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing SST II’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of SST II are described in the risk factors included in SST II’s filings with the SEC, including SST II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference, all of which are filed with the SEC and available at www.sec.gov. SST II expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences. This is neither an offer nor a solicitation to purchase securities.